Exhibit 10.1

AMENDMENT NO. 1 TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment No. 1 to the Amended and Restated Employment Agreement (“Amendment”), effective as of the 30th day of June, 2014 (the “Effective Date”), is entered into by and between Christopher G. Chavez, an individual and resident of Texas (the “Executive”), TriVascular, Inc., a California corporation (the “Company”) and, to the extent applicable, TriVascular Technologies, Inc., a Delaware corporation (“TRIV”).

The Company and Executive previously entered into that certain Amended and Restated Employment Agreement effective as of February 26, 2014 (the “Employment Agreement”). Capitalized terms not defined in this Amendment shall have the meaning assigned to them in the Employment Agreement.

The Company and Executive desire to amend, and do hereby agree to amend and restate, Section 3(c) of the Employment Agreement to read as follows:

“(c) Performance Bonus. Executive will be eligible to receive an annual bonus in a range of 50% to 200% of Base Salary (the “Performance Bonus”) based on one or more performance targets for a given calendar year as set by the Board (or a Compensation Committee of the Board) in its sole discretion. The target amount of the Performance Bonus for satisfaction of the set performance targets shall be 130% of Executive’s Base Salary (the “Target Cash Bonus”). The Board (or a Compensation Committee of the Board) shall determine in its sole discretion whether Executive has satisfied or exceeded the applicable performance target(s). Except as provided in the following paragraph, all Performance Bonuses shall be paid in cash by March 15 of the calendar year following the calendar year for which the Performance Bonus is paid.

In lieu of the Performance Bonus payable in cash, the Company may on or before June 30 of a calendar year designate that any Performance Bonus for such calendar year be paid in the form of restricted stock units (“RSUs”) granted under the then available equity incentive plan(s) of TRIV. The RSU grant shall be made after the end of the calendar year for which the Performance Bonus is being paid (the “Performance Year”) and on or before March 15 of the year following the Performance Year, and the number of shares of TRIV common stock subject to such RSUs shall be calculated based upon the dollar amount of the Performance Bonus earned by Executive for the Performance Year divided by the closing price of TRIV common stock on the Nasdaq Stock Market (or such other exchange or quotation system on which the shares of TRIV are then traded or quoted) on the date of grant. Such RSUs shall be subject to the terms and conditions of applicable form of award agreement under the applicable equity incentive plan, provided that the RSUs shall be fully vested on the date of grant and shall provide for payment of shares in settlement of the RSUs upon the earlier of (i) Executive’s “separation from service” (within the meaning of Section 409A of the Code) with respect to the Company or (ii) the occurrence of a Change in Control (provided that a Change in Control shall not be treated as having occurred unless it also constitutes a “change in control event” within the meaning of Section 409A of the Code). The Company may designate that a Performance Bonus will be paid in the form of RSUs pursuant to this paragraph only if doing so would not result in a violation of Section 409A by reason of Treasury Regulation section 1.409A-2(a)(8) or otherwise.”

Other than the foregoing amendment and restatement of Section 3(c), all terms and conditions of the Employment Agreement shall remain in full force and effect.

In Witness Whereof, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has hereunto signed this Agreement, as of the Effective Date.

TriVascular, Inc. and
TriVascular Technologies, Inc.

By:	/s/ Douglas A. Roeder
Douglas A. Roeder
Chairman of the Compensation Committee
of the Board of Directors

/s/ Christopher G. Chavez
Christopher G. Chavez